UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-34277	25-1445946
(Commission file number)	(IRS employer ID)

112 Market Street, Harrisburg, Pennsylvania	17101
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 231-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 15, 2010, Tower Bancorp, Inc. (“Tower”, “we” or “our”) filed with the Commission a Preliminary Prospectus Supplement to its Prospectus dated August 17, 2009 (the “Preliminary Prospectus Supplement”), which included the following information:

First Chester Merger

On a pro forma basis as of September 30, 2010, assuming the merger of Tower and First Chester County Corporation (“First Chester”) had occurred on such date (which was actually completed on December 10, 2010), we had total assets of approximately $2.7 billion, total deposits of approximately $2.3 billion and shareholders’ equity of approximately $216.7 million.

Below is the composite average deposit composition of Tower and First Chester for the nine months ended September 30, 2010 derived from the Tower and First Chester quarterly reports on Form 10-Q for the quarterly period ended September 30, 2010:

Combined Average Deposit Composition

(Dollars in thousands)

Average Balance for Nine Months Ending September 30, 2010
Non-interest bearing transaction accounts	$265,468
Interest Checking accounts	332,222
Money Market accounts	662,983
Savings accounts	173,878
Time Deposits less than $100,000	545,627
Time Deposits greater than $100,000	344,551

Total Deposits	$2,324,729

Below is the composite loan composition of Tower and First Chester as of September 30, 2010 derived from bank regulatory “Call Reports” of Graystone Tower Bank, Tower’s wholly-owned subsidiary, and First National Bank of Chester County (“FNB”), First Chester’s wholly-owned subsidiary (which merged into Graystone Tower Bank effective December 10, 2010), for the third quarter of 2010 (data excludes loans held for sale and does not include the impact of purchase accounting):

Combined Loan Composition

(Dollars in thousands)

Period Ended September 30, 2010
Construction	$189,534
Residential real estate	639,867
Commercial real estate (Owner occupied)	281,678
Commercial real estate (Non-owner occupied)	726,098
Commercial and Industrial	282,540
Consumer and Other	34,864

Total Gross Loans and Leases	$2,154,581

In connection with the First Chester merger, on December 10, 2010, we terminated our relationship with and Graystone Tower Bank’s 20% interest in Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLC, through which we previously offered investment advisory services to certain customers. We expect to record a one-time expense of approximately $1.5 million, pre-tax, including a termination fee of $550 thousand and a write-off of investment of approximately $939 thousand in connection with the termination of this relationship in the fourth quarter of 2010.

Our fourth quarter results will include approximately $1.3 million, pre-tax, in expenses associated with the First Chester merger.

Tower’s Unaudited Results for October and November of 2010

The following is a discussion of certain unaudited financial information for Tower from October 1, 2010 to November 30, 2010.

Results for the two month period ended November 30, 2010, reflect similar trends as those experienced during the first nine months of 2010. At November 30, 2010, we had total assets of approximately $1.6 billion and total deposits of approximately $1.3 billion. Financial highlights for the two month period ended November 30, 2010 include the following:

•

Total commercial loans increased $5.9 million, or 3.4% annualized, since September 30, 2010, reflecting continued demand for commercial loans to credit qualified businesses and individuals within our market areas.

•

Residential mortgage loans decreased $1.9 million, or 5.9% annualized, since September 30, 2010, reflecting our continued efforts to refinance residential mortgage loans through our mortgage subsidiary, Graystone Mortgage, LLC.

•

Core deposits (defined as total deposits less total time deposits) decreased $14.9 million, or 9.6% annualized, since September 30, 2010 and now represent 67.6% of total deposits. The decrease can be attributed to a reduction of $15.4 million in our money market deposits as we strategically reduced our rates paid on this product during the fourth quarter of 2010.

•

Nonperforming loans increased from $15.3 million, or 1.15% of total loans, at September 30, 2010 to $16.9 million, or 1.26% of total loans, at November 30, 2010, primarily as the result of a few small commercial credits that were moved into non-accrual status during October and November 2010. At November 30, 2010, the adjusted (non-GAAP) allowance for loan losses represented 1.13% of total loans as compared to 1.07% at September 30, 2010, while the adjusted (non-GAAP) allowance for loan losses as a percentage of nonperforming loans decreased to 89.77% at November 30, 2010, compared to 93.07% at September 30, 2010. (See Note – Reconciliation of GAAP to Non-GAAP Measure below.)

•

Our tax equivalent net interest rate margin increased 16 basis points to 3.80% for the two months ended November 30, 2010 as compared to the quarter ended September 30, 2010, mostly a result of decreased rates paid on our interest bearing liabilities.

•

Our efficiency ratio increased to 73.76% for the two months ended November 30, 2010 as compared to 67.32% for the quarter ended September 30, 2010, largely a result of increased occupancy, salary and benefits, and other non-interest expense in anticipation of our acquisition of First Chester.

Unless otherwise indicated, the discussion set forth above does not include the effects of the First Chester merger, which closed on December 10, 2010. Our fourth quarter results will include approximately $1.3 million, pre-tax, in expenses associated with the First Chester merger, as well as approximately $1.5 million in one-time expenses associated with termination of our relationship with Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLC.

In December 2010, Tower anticipates putting a specific reserve of $2.5 million on a $5.0 million commercial credit. This credit was identified and classified by Tower during the first quarter of 2010. In working with other lenders involved with this credit, the principal has agreed to refinance the loan with additional collateral and cash flows. The refinancing transaction was scheduled to close in December 2010, but management was recently informed that the closing has been delayed. As a result, Tower management currently plans to record $2.5 million in provision for loan loss related to this credit in December 2010.

Note – Reconciliation of GAAP to Non-GAAP Measure: Adjusted allowance for loan losses is a non-GAAP based amount. The most directly comparable GAAP based measure is allowance for loan losses. In order to calculate adjusted allowance for loan losses to total loans, our management adds the credit fair value adjustment on loans acquired as part of the merger of Tower Bancorp, Inc. and Graystone Financial Corp. to the allowance for loan losses. Management uses adjusted allowance for loan losses because it believes such ratio is useful in understanding our total reserve over the loan portfolio. A reconciliation of allowance for loan losses to adjusted allowance for loan losses, as well as the reconciliation of the allowance for loan losses to total loans to adjusted allowance for loan losses to total loans and allowance for loan losses to non-performing loans to adjusted allowance for loan losses to non-performing loans are set forth below:

	For the Nine Months Ended September 30,		For the Years Ended December 31,				Period from Sept. 2, 2005 (inception date) to December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Allowance for loan losses	$12,717	$8,390	$9,695	$6,017	$4,148	$2,516	$400
Credit fair value adjustment on loans purchased	1,509	3,271	2,942	—	—	—	—

Adjusted (non-GAAP) allowance for loan losses	$14,226	$11,661	$12,637	$6,017	$4,148	$2,516	$400
Allowance for loan losses to total loans	0.96%	0.84%	0.85%	1.05%	1.06%	1.25%	1.56%
Plus: effect of non-GAAP adjustment to allowance for loan losses	0.11%	0.32%	0.26%	—	—	—	—

Adjusted (non-GAAP) allowance for loan losses to total loans	1.07%	1.16%	1.11%	1.05%	1.06%	1.25%	1.56%
Allowance for loan losses to non-performing loans	83.19%	159.29%	142.07%	409.32%	N/M	N/M	N/M
Plus: effect of non-GAAP adjustment to allowance for loan losses	9.88%	62.11%	43.11%	—

Adjusted (non-GAAP) allowance for loan losses to non-performing loans	93.07%	221.40%	185.18%	409.32%	N/M	N/M	N/M

N/M	– Not meaningful

First Chester’s Unaudited Results for October and November of 2010

The following is a discussion of certain unaudited financial information for First Chester from October 1, 2010 to November 30, 2010.

Results during the two month period ended November 30, 2010, reflect similar trends as those experienced during the first nine months of 2010. At November 30, 2010, First Chester had total assets of approximately $1.2 billion and total deposits of approximately $1.0 billion. Financial highlights for the two month period ended November 30, 2010 include the following:

•	Total commercial loans decreased $15.7 million, or 2.61%, since September 30, 2010, reflecting continued amortization and payoffs.

•	Residential mortgage loans decreased $0.6 million, or 0.48%, since September 30, 2010.

•

Core deposits (defined as total deposits less jumbo certificates of deposit, municipal checking and brokered deposits) increased $7.3 million, or 1.08%, since September 30, 2010 and now represent 68.0% of total deposits, reflecting FNB’s strength in its core markets and its focus on the growth of consumer transaction accounts.

•

Nonperforming loans decreased from $52.8 million, or 6.32%, of total loans, at September 30, 2010 to $43.4 million, or 5.33%, of total loans, at November 30, 2010. At September 30, 2010, the allowance for loan and lease losses represented 2.65% of total loans as compared to 2.77% at November 30, 2010, while the allowance for loan and lease losses as a percentage of nonperforming loans increased to 51.91% at November 30, 2010, compared to 41.89% at September 30, 2010.

•	First Chester’s tax equivalent net interest rate margin decreased 12 basis points to 3.43% for the two months ended November 30, 2010 as compared to the quarter ended September 30, 2010.

•

First Chester’s efficiency ratio improved to 84.9% for the two months ended November 30, 2010 as compared to 95.4% for the quarter ended September 30, 2010, a reflection of increasing non-interest income.

Preliminary Unaudited Pro Forma Combined Financial Information Relating to the Acquisition of First Chester

Tower included in its Preliminary Prospectus Supplement preliminary unaudited pro forma combined financial information as of September 30, 2010 related to its acquisition of First Chester completed on December 10, 2010, which included the information attached hereto as Exhibit 99.2 and which information is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

Tower has made, and may continue to make, certain forward-looking statements in this Report, including information incorporated by reference in this Report. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “target,” “intend” or “anticipate” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of Tower and our subsidiaries. These forward-looking statements are subject to various assumptions, risks, uncertainties and other factors including, but not limited to, market risk; changes or adverse developments in economic, political, or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; asset quality and the impact on assets from adverse changes in the economy and in credit or other markets and resulting effects on credit risk and asset values; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; capital and liquidity strategies and other financial and business matters for future periods.

Because of the possibility of changes in these assumptions, actual results could differ materially from those contained in any forward-looking statements. We encourage readers of this Report to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements are qualified in their entirety by the risk factors and cautionary statements contained in this Report and speak only as of the date they are made. We do not undertake any obligation to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.

Item 8.01	Other Events.

Commencement of Public Offering

On December 15, 2010, Tower issued a press release announcing that it expects to offer and sell approximately $44 million of its common stock in an underwritten public offering (the “Offering”). Tower intends to grant the underwriters a 30-day option to purchase an additional 15% of the shares sold to cover over-allotments, if any. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Certain Preliminary Prospectus Supplement Disclosures

1. The following information regarding Tower’s History and Business Strategy was included in Tower’s Preliminary Prospectus Supplement:

History and Business Strategy

On March 31, 2009, we merged with Graystone Financial Corp., a privately held, non-reporting corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Pursuant to a merger agreement between Tower and Graystone, Tower remained the surviving bank holding company and the First National Bank of Greencastle, the wholly-owned bank subsidiary of Tower, merged with and into Graystone Bank, the wholly-owned subsidiary of Graystone, with Graystone Bank as the surviving institution under the name “Graystone Tower Bank.”

Graystone Tower Bank was originally incorporated on September 2, 2005, as a Pennsylvania-chartered bank and commenced operations on November 10, 2005. As a state chartered bank, Graystone Tower Bank is subject to regulation by the Federal Deposit Insurance Corporation, or FDIC, and the Pennsylvania Department of Banking and undergoes periodic examinations by these regulatory authorities.

Graystone Tower Bank is a full-service community bank. After giving effect to our acquisition of First Chester and its wholly-owned subsidiary, FNB, which was effective on December 10, 2010, the Bank operates 49 offices in Centre, Chester, Cumberland, Dauphin, Delaware, Franklin, Fulton, Lancaster, Lebanon and York Counties of Pennsylvania and Washington County of Maryland. Through Graystone Tower Bank’s Graystone Bank Division, Tower Bank Division and 1N Bank Division (comprised of the former FNB branches in Chester County and Delaware County), together with our Wealth Management Division and mortgage banking subsidiary, Graystone Mortgage, LLC, we offer a complete range of financial products to consumers, businesses, and not-for-profit customers.

The principal component of earnings for Graystone Tower Bank is net interest income, which is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. The net interest margin, which is the ratio of net interest income to average earning assets, is affected by several factors including market interest rates, economic conditions, loan and lease demand, deposit activity and funding mix. Graystone Tower Bank seeks to maintain a steady net interest margin and consistent growth of net interest income.

Graystone Tower Bank offers residential mortgage services through a mortgage banking subsidiary, Graystone Mortgage, LLC, in which Graystone Tower Bank holds a 90% membership interest. Additionally, through Graystone Tower Bank’s Wealth Management Division, comprised primarily of the former FNB Wealth Management Division, we provide a broad range of trust and investment management services and administer and provide services for estates, trust, agency accounts and individual and employer sponsored retirement plans. At September 30, 2010, FNB’s Wealth Management Division administered or provided investment management services to accounts that held assets with an aggregate market value of approximately $511 million. For the nine months ended September 30, 2010, First Chester recognized non-interest income from FNB’s Wealth Management Division and related activities of approximately $ 2.9 million. In addition to retail and commercial banking and wealth management services, we offer an array of investment opportunities, including mutual funds, annuities, retirement planning and insurance through FNB Insurances Services, LLC, a wholly-owned subsidiary of Graystone Tower Bank.

We have a two-pronged growth strategy. We focus on both organic growth and strategic acquisitions. Our organic growth strategy focuses on loan and deposit growth through de novo branch office expansion and investment in technology and teams of experienced community bankers. We have opened 14 de novo branch offices since Graystone Tower Bank was incorporated in September 2005. During 2009, Graystone Tower Bank opened two de novo branch offices in Lancaster and Lebanon Counties, Pennsylvania. Additional de novo branch offices in downtown State College, Centre County, Dillsburg, York County, and Hanover, York County, Pennsylvania were opened in February, April and November 2010, respectively. We anticipate opening new branches in Carlisle, Cumberland County, and Myerstown, Lebanon County, Pennsylvania during 2011. Moreover, in October 2010 we opened a loan production office in Berks County, Pennsylvania to support a commercial lending team recently added from this market. As we continue to de novo branch, we will further evaluate our branch franchise and will make changes where we believe are appropriate. We are committed to investing in the latest technology to support continued growth and attracting and retaining experienced commercial and retail bankers that are passionate about our community banking relationship model. On the strategic acquisition side, we focus on community banks and thrifts that are an approximate two hour drive from the Harrisburg metropolitan area. There are over 50 community banks and thrifts with assets between $200 million and $1.5 billion (excluding mutual or non-stock savings institutions) in our existing and contiguous markets. Additionally, we would consider non-bank acquisition opportunities, specifically to enhance our wealth management business.

2. The following discussion of certain recent developments with respect to Tower was included in the Preliminary Prospectus Supplement:

First Chester Merger

On December 10, 2010, we completed our acquisition of First Chester and its wholly-owned subsidiary, FNB, which broadened our geographic markets into demographically attractive and contiguous markets predominantly located in the Pennsylvania counties of Chester and Delaware.

In connection with the First Chester merger, we issued approximately 2.2 million shares of our common stock to First Chester shareholders based upon an exchange ratio of 0.356 shares of Tower common stock for each share of First Chester common stock they owned.

At September 30, 2010, First Chester had total deposits of approximately $970.3 million, total assets of approximately $1.1 billion and equity of approximately $55.5 million and operated 23 banking offices in Chester, Delaware, Lancaster and Cumberland Counties, Pennsylvania.

The former branches of FNB are operating as “1N Bank, a division of Graystone Tower Bank”. During the initial integration period and until a Division president is named, Jeff Renninger, Tower’s Chief Operating Officer, will lead the 1N Bank Division, with support from John A. Featherman III, as chairman of the 1N Bank Division. Additional regional executives include Dave Roland, Senior Vice President and Commercial Loan Manager, and Elizabeth Golding, Senior Vice President and Retail Executive, who have combined more than 45 years of experience in these markets. We also intend to add a new senior-level regional credit officer in early 2011.

The following summarizes what we believe are the principal anticipated benefits of the First Chester merger:

•

The merger provides us with an immediate and substantial presence in a growing market with attractive demographics. The majority of First Chester’s branch presence is in Chester County, Pennsylvania, one of the wealthiest and fastest growing counties in Pennsylvania. Following completion of the merger, based on June 30, 2010 deposit data, we rank fourth in deposit market share in Chester County.

•	The merger is expected to result in immediate accretion to our earnings per share with long term pro forma earnings per share accretion expected to normalize at between 20% and 25%.

•

FNB’s Wealth Management Division provides a platform that we believe can be expanded throughout our franchise, giving us the ability to significantly enhance the services available to our customers and increase our sources of non-interest income. The Wealth Management Division continues to be led by Clay T. Henry, who managed the division for FNB prior to the merger.

•	We expect to achieve annual total cost savings of approximately $12 million, pre-tax, after the merger, through the reduction of administrative and operational redundancies.

First Chester experienced significant deterioration in its asset quality during the 12 to 18 months prior to completion of the merger. At September 30, 2010, First Chester’s nonperforming assets were $56.8 million, compared to $45.8 million at December 31, 2009. We conducted an extensive due diligence review of FNB’s loan portfolio, and have continued to closely monitor developments regarding the portfolio. We will record all acquired loans at their fair market value as of the closing date of the First Chester merger in accordance with current accounting guidance. The fair market value assigned to the acquired loans is based on management’s review and assessment of the portfolio as of the acquisition date and we may be required to increase our loan loss provision for or charge-off a higher percentage of the acquired loans due to adverse developments in or changes in the risk characteristics of the portfolio, which would have a negative impact on our earnings.

On December 31, 2008, First Chester completed its acquisition of American Home Bank, National Association, through the merger of American Home Bank with and into FNB. AHB was established in 2001 and had been engaged in full service community banking, with a primary focus on mortgage-banking activities. The mortgage banking activities previously conducted by AHB were operated by FNB through its AHB Division.

Pursuant to the merger agreement between First Chester and Tower, First Chester and FNB initiated efforts to sell the AHB Division, including, without limitation, the interests of FNB in certain mortgage-banking related joint ventures and activities related thereto. No sale agreement related to the AHB Division was executed prior to consummation of the merger. We are continuing with the attempt to sell the AHB Division. There can be no assurance that we will be successful in selling the AHB Division. If unsuccessful, we intend to commence winding down the operations of the AHB Division in an orderly fashion. In the event we determine to proceed with winding down the AHB Division, we would expect to recognize a pre-tax expense of approximately $5.6 million.

For a discussion of the risks inherent in the First Chester merger, see “Risk Factors – Risks Related to the Acquisition of First Chester” below.

3. The Preliminary Prospectus Supplement further disclosed that in December 2010, Tower anticipates putting a specific reserve of $2.5 million on a $5.0 million commercial credit. This credit was identified and classified by Tower during the first quarter of 2010. In working with other lenders involved with this credit, the principal has agreed to refinance the loan with additional collateral and cash flows. The refinancing transaction was scheduled to close in December 2010, but management was recently informed that the closing has been delayed. As a result, Tower management currently plans to record $2.5 million in provision for loan loss related to this credit in December 2010.

4. The following risk factors, which were included in the Preliminary Prospectus Supplement, should be read in conjunction with the risks described under “Risk Factors” in Tower’s annual report on Form 10-K for the year ended Deember31, 2009 and in its updates to those Risk Factors in its subsequent quarterly reports on Form 10-Q:

Risks Related to the Acquisition of First Chester

We may fail to realize the anticipated benefits of the merger with First Chester.

The success of the merger with First Chester will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of Graystone Tower Bank and FNB in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of FNB nor result in decreased revenues resulting from any loss of customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

Our management estimated at the time the merger was announced that, after the merger of the companies’ bank subsidiaries, it expects to achieve annual total cost savings of approximately $12 million, pre-tax, through the reduction of administrative and operational redundancies. While we believe these cost savings estimates are achievable as of the date of this prospectus supplement, it is possible that the potential cost savings could turn out to be more difficult to achieve than originally anticipated. The cost savings estimates depend on the ability to combine the businesses of Tower and First Chester in a manner that permits those cost savings to be realized.

Certain employees of First Chester have not been or will not be employed by us. Further, employees of First Chester that we wish to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Chester’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

The First Chester loan portfolio could adversely affect our earnings.

We will record all loans acquired in the First Chester merger at their fair market value as of the closing date of the First Chester merger in accordance with current accounting guidance. The fair market value assigned to the acquired loans is based on management’s review and assessment of the portfolio as of the acquisition date and we may be required to increase our loan loss provision for or charge-off a higher percentage of the acquired loans due to adverse developments in or changes in the risk characteristics of the portfolio, which would have a negative impact on our earnings.

Tower could record future impairment losses on First Chester’s holdings of investment securities available for sale.

First Chester’s investment portfolio of securities available for sale included trust preferred securities, collateralized mortgage obligations and collateralized debt obligations. First Chester recognized an other than temporary impairment charge totaling approximately $1.6 million during the quarter ended September 30, 2009 as a result of impairment charges related to four bank equity securities, which were subsequently sold during the fourth quarter of 2009. First Chester has not recognized any other than temporary impairment charges for the nine-months ended September 30, 2010 on available for sale investment securities. As a result of the First Chester merger, we took ownership of remaining investment portfolio securities and recorded them at their fair value as of the closing date of the First Chester merger. A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an additional impairment that is other than temporary, which could result in material losses to us. These factors include, but are not limited to, failure to make scheduled principal and interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of these investment securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

We may be unsuccessful in selling the AHB Division, which could result in additional costs to us associated with selling or discontinuing the AHB Division’s mortgage-banking activities, or we may be required to retain contingent liabilities in connection with a sale of the AHB Division which may be deemed material to us.

First Chester, through the AHB Division, engaged in mortgage-banking activities on a nationwide basis. The merger agreement required that First Chester use its best efforts, and cause FNB to use its best efforts, to sell, at or prior to the effective time of the merger, the AHB Division to one or more purchasers on terms and conditions acceptable to First Chester and Tower. No sale agreement was entered into prior to the closing date of the First Chester merger. We will continue efforts to sell the AHB Division. There can be no assurance that we will be successful in selling the AHB Division and, as of the date of this document, no agreement of sale has been executed. Additionally, it is possible that, in connection with a sale of the AHB Division, we may be required to retain contingent liabilities not assumed by the purchaser, which liabilities may be material to us. If a sale does not occur, we intend to discontinue the mortgage-banking operations associated with the AHB Division in an orderly fashion. Selling or discontinuing such activities may result in significant additional, unanticipated costs to us. In connection with a wind down of the AHB Division, we would expect to recognize a pre-tax expense of approximately $5.6 million.

The potential costs associated with selling or discontinuing the mortgage-banking operations associated with the AHB Division, as well as the realization of any material contingent liabilities required to be retained by us in connection with a sale of the AHB Division, are not reflected in the pro forma financial information contained elsewhere in this document and could have a material impact on our results of operations. In addition, we may not be able to maintain or retain licenses, permits, authorizations or approvals previously held by First Chester or FNB related to the AHB Division, which could further increase costs of discontinuing the mortgage-banking operations.

Merger-related expenses may exceed our estimates.

We have estimated incurring expenses related to the First Chester merger of approximately $1.3 million, pre-tax, in the fourth quarter of 2010. Should actual merger-related expenses be greater than this amount, it would adversely affect our earnings.

Graystone Tower Bank, as successor to FNB, could be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could have a material adverse impact on liquidity, results of operations and financial condition.

When FNB prior to the First Chester merger sold, or Graystone Tower Bank after the merger sells, mortgage loans, whether as whole loans or pursuant to a securitization, it is required to make customary representations and warranties to the purchasers about the mortgage loans and the manner in which they were originated. FNB’s whole loan sale agreements assumed by Graystone Tower Bank require Graystone Tower Bank to repurchase or substitute mortgage loans in the event FNB or Graystone Tower Bank breaches any of these representations or warranties. In addition, Graystone Tower Bank may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. Likewise, Graystone Tower Bank is required to repurchase or substitute mortgage loans if it breaches a representation or warranty in connection with a securitization. The remedies available to Graystone Tower Bank against the originating broker or correspondent may not be as broad as the remedies available to a purchaser of mortgage loans against Graystone Tower Bank, and Graystone Tower Bank faces the further risk that the originating broker or correspondent may not have the financial capacity to perform remedies that otherwise may be available to it. Therefore, if a purchaser enforces its remedies, Graystone Tower Bank may not be able to recover its losses from the originating broker or correspondent. If repurchase and indemnity demands increase, Graystone Tower Bank’s liquidity, results of operations and financial condition will be adversely affected.

The unaudited pro forma financial data with respect to the First Chester merger included in this document is preliminary and our actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this document.

The unaudited pro forma financial data with respect to the First Chester merger in this document are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations were on December 10, 2010, the date of consummation of the First Chester merger. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record First Chester’s identifiable assets acquired and liabilities as of September 30, 2010 at assumed fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of First Chester as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The integration of First Chester into Tower may distract our management from their other responsibilities.

The acquisition of First Chester could cause our management to focus their time and energies on matters related to the merger that otherwise would be directed to our business and operations. Any such distraction on the part of management, if significant, could affect management’s ability to service existing business and develop new business and otherwise adversely affect us following the merger.

Our lack of extensive experience in the Chester and Delaware Counties, Pennsylvania market area may adversely impact our ability to successfully compete.

The merger with First Chester expands our market area into Chester County and Delaware County, Pennsylvania. While this new market area is contiguous to our existing market area, it is outside of the markets in which our senior management has more extensive knowledge and experience. Accordingly, there is a risk that we will lose customers in this new market area, may not adequately address this new market in terms of the products and services we propose to offer, or may be unable to successfully compete with institutions already established within this market area.

Exhibit to Registration Statements

In connection with the commencement of the Offering, the consent of KPMG LLP to the incorporation by reference in the registration statements (No. 333-161272 and No. 333-171180) on Form S-3 of Tower (the “Registration Statements”) of KPMG LLP’s report dated March 16, 2010, with respect to the consolidated balance sheet of Tower as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Tower, and to the reference to KPMG LLP under the headings “Experts” and “Selected Consolidated Financial Information of Tower” in the prospectus supplement related to the Offering, is filed with this Current Report on Form 8-K and incorporated by reference into the Registration Statements.

FORWARD-LOOKING STATEMENTS

The information set forth under the heading “FORWARD-LOOKING STATEMENTS” under Item 7.01 is incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

23.1	Consent of KPMG LLP

99.1	Press Release issued December 15, 2010

99.2	Preliminary Unaudited Pro Forma Combined Financial Information Relating to the Acquisition of First Chester

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER BANCORP, INC. (Registrant)

Date: December 15, 2010	By:	/s/ ANDREW S. SAMUEL
Andrew S. Samuel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of KPMG LLP

99.1	Press Release issued December 15, 2010

99.2	Preliminary Unaudited Pro Forma Combined Financial Information Relating to the Acquisition of First Chester